As filed with the Securities and Exchange Commission on September 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLIR SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oregon	93-0708501
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

27700 SW Parkway Avenue Wilsonville, Oregon	97070
(Address of Principal Executive Offices)	(Zip Code)

FLIR Systems, Inc. 2011 Stock Incentive Plan

(Full Title of the Plan)

William W. Davis

Senior Vice President, General Counsel and Secretary

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	6,000,000 shares (1)	$27.47(2)	$164,820,000 (2)	$19,136

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the FLIR Systems, Inc. 2011 Stock Incentive Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $27.47 per share represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on September 19, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

FLIR Systems, Inc., an Oregon corporation (“FLIR”), hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) FLIR’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 1, 2011;

(2) FLIR’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(3) FLIR’s quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 8, 2011;

(4) FLIR’s current reports on Form 8-K, filed with the Commission on February 14, 2011, May 5, 2011, May 20, 2011, August 12, 2011, and August 19, 2011; and

(5) The description of FLIR’s Common Stock contained in FLIR’s Registration Statement on Form 8-A filed with the Commission on June 15, 1993.

All documents subsequently filed by FLIR with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for FLIR by William W. Davis, Senior Vice President, General Counsel and Secretary. Mr. Davis may receive awards under the FLIR Systems, Inc. 2011 Stock Incentive Plan. Mr. Davis beneficially owns or has rights to acquire an aggregate of less than 0.5% of FLIR’s Common Stock.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, FLIR is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of FLIR’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of FLIR’s directors to FLIR or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities specified by the OBCA.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. The OBCA does not expressly authorize corporations to indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but does expressly authorize corporations to indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Article IV of the Articles also requires FLIR to indemnify its directors and officers to the fullest extent not prohibited by law and to pay in advance, subject to certain conditions specified in the Articles, any expenses incurred by directors and officers in connection with certain proceedings relating to their service as a director or officer. FLIR has entered into an employment agreement with its Chief Executive Officer, Earl R. Lewis, that includes a provision obligating FLIR to indemnify Mr. Lewis to the maximum amount permitted by law and to advance expenses to him upon their request. In addition, FLIR maintains director and officer insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Index to Exhibits.

Item 9. Undertakings.

(a) FLIR hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by FLIR pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) FLIR hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of FLIR’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FLIR pursuant to the foregoing provisions, or otherwise, FLIR has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FLIR of expenses incurred or paid by a director, officer or controlling person of FLIR in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FLIR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, FLIR Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on the 23rd day of September, 2011.

FLIR SYSTEMS, INC.

By:	/s/ Anthony L. Trunzo
Anthony L. Trunzo
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of FLIR Systems, Inc., hereby severally constitute and appoint William W. Davis and Anthony L. Trunzo, our true and lawful attorneys, with full power to each of them, to sign for us in our names in the capacities indicated below all post-effective amendments to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable FLIR Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Earl R. Lewis Earl R. Lewis	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 23, 2011

/s/ Anthony L. Trunzo Anthony L. Trunzo	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	September 23, 2011

/s/ David A. Muessle David A. Muessle	Vice President, Corporate Controller (Principal Accounting Officer)	September 23, 2011

/s/ John D. Carter John D. Carter	Director	September 23, 2011

/s/ William W. Crouch William W. Crouch	Director	September 23, 2011

/s/ Angus L. Macdonald Angus L. Macdonald	Director	September 23, 2011

/s/ Michael T. Smith Michael T. Smith	Director	September 23, 2011

/s/ John W. Wood, Jr. John W. Wood, Jr.	Director	September 23, 2011

/s/ Steven E. Wynne Steven E. Wynne	Director	September 23, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Second Restated Articles of Incorporation of FLIR Systems, Inc., as amended through May 12, 2008 (incorporated by reference to Exhibit 3.1 to the FLIR Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009).

3.2	Second Restated Bylaws of FLIR Systems, Inc., as amended through August 6, 2009 (incorporated by reference to Exhibit 3.1 to the FLIR Systems, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009).

4.1	FLIR Systems, Inc. 2011 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2011).

5.1*	Opinion of William W. Davis, Senior Vice President, General Counsel and Secretary.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of William W. Davis (included in Exhibit 5.1).

24.1*	Power of Attorney (contained in signature page of the Registration Statement).

*	Filed herewith.